Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-287312) and the Registration Statement on Form F-3 (Registration No. 333-287740) pertaining to Planet Image International Limited of our reports dated March 31, 2026, relating to the consolidated balance sheets of Planet Image International Limited as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income/(loss), changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, which appears in this Annual Report on Form 20-F for the fiscal year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ HTL International, LLC

Houston, TX

March 31, 2026